EXHIBIT 10.2

[Urologix letterhead]

June 24, 2008

Dear Stryker:

Although your employment is “at will” and may be terminated by you or Urologix at any time for any reason, Urologix has agreed to provide you with a particular severance pay benefit following a Change in Control in the event your employment is terminated without Cause, or by you for Good Reason. Terms not otherwise defined in this letter (the “Letter Agreement”) shall have the meaning given such terms on Schedule 1, which is incorporated herein by reference.

Specifically, we have agreed as follows:

1. Change in Control. If a Change in Control shall occur and your employment is terminated without Cause, or by you for Good Reason, within twelve months of a Change in Control, Urologix shall pay you a severance payment in cash in a single sum within sixty (60) days of the date of termination equal to 150% of the sum of your annual target compensation (base salary and bonus) in effect on such date. In addition, Urologix shall continue the health, dental and life insurance benefits substantially similar to those you are receiving or are entitled to receive prior to your termination for a period of eighteen (18) months. You shall pay the employee’s share of the premiums for such benefits.

2. Arbitration. All disputes or claims arising out of or in any way related to this Letter Agreement, including the making of this Letter Agreement, shall be submitted to and determined by final and binding arbitration under the Rules of the American Arbitration Association. Arbitration proceedings may be initiated by either of us upon notice to the other and to the American Arbitration Association, and shall be conducted by three arbitrators under the Rules of the American Arbitration Association in Minneapolis, Minnesota, unless we agree to have the person or persons to serve as arbitrators within thirty (30) days of delivery of the list of proposed arbitrators by the American Arbitration Association, then, at the request of either of us, the three arbitrators shall be selected at the discretion of the American Arbitration Association.

3. Entire Agreement. This Letter Agreement constitutes our entire agreement and supersedes all prior discussions, understandings and agreements with respect to the severance benefits which Urologix has agreed to provide to you. This Letter Agreement shall be governed and construed by the laws of the State of Minnesota and may be amended only in writing signed by both of us.

4. Successors. This Letter Agreement shall not be assignable, in whole or in part, by you. This Letter Agreement shall be binding upon and inure to the benefit of Urologix and its successors and assigns and upon any person acquiring, by merger, consolidation, purchase of assets or otherwise, all or substantially all of the assets and business of Urologix, and the successor shall be substituted for Urologix under this Letter Agreement.

Warren Stryker

June 24, 2008

If this Letter Agreement accurately sets forth our agreement and understanding in regard to these matters, will you please sign this Letter Agreement where indicated below and return the executed letter to me for our files. A separate copy is enclosed for your records.

UROLOGIX, INC.

By:	/s/ Mitchell Dann
Mitchell Dann
Chairman

READ AND AGREED:

/s/ Stryker Warren
Stryker Warren

SCHEDULE 1

Definition of “Cause”:

1. The failure by you to use your best efforts to perform the material duties and responsibilities of your position or to comply with any material policy or directive Urologix has in effect from time to time.

2. Any act on your part which is harmful to the reputation or business of Urologix, including, but not limited to, conduct which is inconsistent with federal or state law respecting harassment of, or discrimination against, any Urologix employee.

3. A material breach of your fiduciary responsibilities to Urologix, such as embezzlement or misappropriation of Urologix funds or properties.

4. Your indictment for, conviction of, or guilty plea or nolo contendere plea to a felony or any crime involving moral turpitude, fraud or misrepresentation.

Definition of “Change in Control”:

Change in Control of Urologix shall mean a change in control which would be required to be reported in response to Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not Urologix is then subject to such reporting requirement, including without limitation, if:

(a)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of Urologix representing 20% or more of the combined voting power of Urologix’ then outstanding securities;

(b)	there ceases to be a majority of the Board of Directors comprised of (A) individuals who, on the date of this Letter Agreement, constituted the Board of Directors of Urologix; and (B) any new director who subsequently was elected or nominated for election by a majority of the directors who held such office prior to a Change in Control; or

(c)	Urologix disposes of at least 75% of its assets, other than to an entity owned 50% or greater by Urologix or any of its subsidiaries.

Definition of “Good Reason”:

Good Reason shall mean, without your express written consent, any of the following:

(a)	the assignment to you of any duties inconsistent with your status or position as Chief Executive Officer of Urologix or a substantial reduction in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control;

(b)	a reduction by Urologix of your annual base salary in effect immediately prior to a Change in Control;

(c)	the relocation of Urologix’ principal executive offices to a location outside of the Minneapolis metropolitan area or requiring you to be based anywhere other than Urologix’ principal executive offices, except for required travel for Urologix business to any extent substantially consistent with your prior business obligations;

(d)	the failure by Urologix to continue to provide you with benefits at least as favorable to those enjoyed by you under Urologix plans which you participated in at the time of the Change in Control, the taking of any action which would, directly or indirectly, materially reduce any of such benefits or deprive you of any benefit enjoyed at the time of the Change in Control, or the failure to provide you with the number of paid vacation days to which you are entitled at the time of the Change in Control; provided, however, Urologix may amend any such program so long as such amendments do not reduce any benefits to which you would be entitled upon termination;

(e)	the failure of Urologix to obtain a satisfactory agreement from any successor to assume and agree to perform this Letter Agreement.